EXHIBIT A

CUSTOMER INFORMATION SHEET

Please provide the Bank with the following information:

Name: Advisors Preferred Trust

Tax identification number: See below

(for multiple tax identification numbers, please use the bottom half of this page)
Principal place of business: Rockville, Maryland
State and nation of incorporation or organization: Delaware

Address (or the address of your registered agent) within state of incorporation or organization:	Corporation Trust Co., 1209 Orange Street, Wilmington, DE 19801

If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):
Name	Tax ID* (withheld)
Quantified Alternative Investment Fund	withheld
Quantified Common Ground Fund	withheld
Quantified Evolution Plus Fund	withheld
Quantified Managed Income Fund	withheld
Quantified Market Leaders Fund	withheld
Quantified Pattern Recognition Fund	withheld
Quantified STF Fund	withheld
Quantified Tactical Fixed Income Fund	withheld
The Gold Bullion Strategy Fund	withheld
The Gold Bullion Strategy Portfolio	withheld
Quantified Tactical Sectors Fund	withheld
Quantified Government Income Tactical Fund	withheld
Quantified Rising Dividend Tactical Fund	withheld
Quantified Global Fund	withheld
Decathlon Market Neutral Fund	withheld
Dynamic Alpha Macro Fund	withheld